EXHIBIT 99.1

For Immediate Release

Debut Broadcasting Promotes Sariah Hopkins to CFO

Hopkins brings more than 10 years of financial and accounting experience in the entertainment, media and advertising industries to her new position, succeeding Shannon Farrington as the new CFO

NASHVILLE, Tenn. - May 1, 2008 - Debut Broadcasting Corporation Inc. (OTCBB: DBTB), a media and entertainment company, today announced that it has named its controller, Sariah Hopkins, as chief financial officer (CFO).

The planned succession of Debut Broadcasting’s™ interim CFO, Shannon Farrington, allows the company to benefit from having Hopkins as its in-house CFO to oversee all financial aspects of the company.

“Our company’s accelerated expansion caused us to outgrow the contractual arrangement we enjoyed with Shannon, and we are now ready to bring the CFO position in-house to oversee all day-to-day financial operations for the company,” said Steve Ludwig, CEO of Debut Broadcasting. “As Debut’s recent controller, Sariah carries her knowledge of the company’s financial standing and goals into her new position. Also, having the CFO in-house immediately benefits Debut through the preparation of quarterly and annual filings, participation in day-to-day C-level strategy meetings, day-to-day oversight of financial and other compliance policies and procedures, and the lowering of overall administrative costs.

"We are continuing to move into new markets and fields with various projects, services and products, and it is pertinent that we have someone at the helm of finances that will plan, budget and execute all financial matters in a way that will maximize our earnings potential for our shareholders.”

In 2007, Hopkins served as manager of financial planning and analysis at Gannett Publications. At Gannett, she was responsible for maintaining Sarbanes Oxley compliance for 38 publications in Tennessee, and oversaw budget completion for an $800 million/year operating budget. From 2004 to 2006, Hopkins acted as controller for Marketshare, a privately held marketing and advertising firm headquartered in Michigan. While there, she re-developed the accounting department including all controls and procedures and helped grow the company from two locations to four, increasing annual revenue from $15 million to more than $30 million a year. Additionally, Hopkins has prior financial experience with a leveraged SBIC venture capital firm and a National Public Radio affiliate in the Great Plains region.

“My experiences in helping grow a company financially will prove useful as Debut is in a stage of great expansion,” Hopkins said. “Debut has assembled a solid management team that is poised to take the company to the next level of growth through its ‘Super-Regional Cluster™’ strategy. I’m excited to be part of this team and lend my expertise to the continued expansion of the company.”

Hopkins holds a bachelor’s degree in music business from Columbia College, where she graduated cum laude. She also received two master’s degrees in finance and accounting from Baker College, where she graduated summa cum laude in both. Hopkins is currently pursuing her Doctorate in Finance at Baker College.

About Debut Broadcasting Corporation Inc.

A media and entertainment company, Debut Broadcasting Corporation Inc. (OTC BB: DBTB) supports its clients throughout North America while also improving shareholder value through targeted turnaround opportunities in the southeastern United States. Through its entertainment arm, Impact Radio Networks™, Debut sells pre-recorded radio programs and related services to more than 1,400 AM and FM stations in the U.S. and Canada, and reaches more than 45 million listeners per week, making it one of the leading syndicators in the industry. The company also provides marketing, consulting and media buying for its radio broadcast stations. Through its media division, Debut identifies and acquires (or manages) underperforming and undervalued media properties in the U.S., and its first five acquisitions have given Debut radio dominance in the greater Greenville, Mississippi marketplace. For more information about Debut Broadcasting, please visit www.debutbroadcasting.com or email ir@debutbroadcasting.com.

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Debut Broadcasting is a trademark of Debut Broadcasting Corporation Inc. All other trademarks are property of their respective owners.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “expect,” “anticipate,” “believe,” “estimate,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would,” “plan,” “forecast” or future or conditional verb tenses and variations or negatives of such terms.  These forward-looking statements include, without limitation, those relating to the services provided by our Chief Financial Officer, our entry into new markets and fields and our earnings potential.

We caution you not to place undue reliance on the forward-looking statements contained in this news release because actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, our ability to provide and market competitive services and products, our ability to attract, train and retain qualified personnel, our ability to operate and integrate new technology, changes in consumer preferences, changes in our operating or expansion strategy, changes in economic conditions, our ability to identify and effectively integrate potential acquisitions, FCC and government approval of potential acquisitions, geographic concentrations of our assets and susceptibility to economic downturns in that area, our ability to compete with other companies that produce and distribute syndicated radio programs and/or own radio stations, other factors generally understood to affect the financial condition or results of companies that produce and distribute syndicated radio programs and/or own radio stations and other factors detailed from time to time in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances or results that occur after the date of this news release.

MEDIA CONTACTS AT POLITIS COMMUNICATIONS FOR DEBUT BROADCASTING:

Jonathan Bacon, 801-523-3730 (wk), 801-660-7820 (cell), jbacon@politis.com, or

Lindsay Thomson, 801-523-3730 (wk), 973-224-2569 (cell), lthomson@politis.com

INVESTOR CONTACT AT POLITIS COMMUNICATIONS FOR DEBUT BROADCASTING:

David Politis, 801-523-3730 (wk), 801-556-8184 (cell), dpolitis@politis.com